EMPLOYMENT AND SEVERANCE AGREEMENT

    This Employment and Severance Agreement (the “Agreement”), is entered into this 13th day of June 2022, by and between AGCO CORPORATION, a Delaware corporation (the “Company”), and Damon J. Audia (the “Executive”).

WITNESSETH:

    In consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive do hereby agree as follows:

    1.    EMPLOYMENT.

        (a)    The Company hereby employs the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

        (b)    The employment term shall commence July 1, 2022 and shall continue in effect until terminated in accordance with Section 5 of this Agreement.

    2.    POSITION AND DUTIES.

The Executive shall serve as a Senior Vice President of the Company and shall perform such duties and responsibilities as may from time to time be prescribed by the Company’s board of directors (the “Board”), provided that such duties and responsibilities are consistent with the Executive’s position. The Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote all of his working time and efforts to the business and affairs of the Company and its affiliates. The Executive agrees that, during his/her employment with Company, he/she will not perform any activities or services or accept such other employment that would be inconsistent with Company’s business or would in any way interfere with or present a conflict of interest concerning the Executive’s employment with the Company. During the two (2) years following a Change in Control (as defined herein), the Executive’s position (including offices, titles and reporting requirements), duties, and responsibilities shall not be reduced, and the Executive shall not be required to work at a location other than the location at which the Executive was based at the time of the Change in Control.

3.    COMPENSATION.

        (a)    BASE SALARY. The Company shall pay to the Executive an annual base salary of U.S. $700,000.00 (Seven Hundred Thousand dollars) payable in equal semi-monthly installments throughout the term of such employment subject to Section 5 hereof (except that the first and last semi-monthly installments may be prorated, if necessary) and subject to applicable tax and payroll deductions. The Company shall consider increases in the Executive’s Base Salary annually, and any such increase in salary implemented by the Company shall become the Executive’s Base Salary for purposes of this Agreement.

        (b)    INCENTIVE COMPENSATION. Provided Executive has duly performed his/her obligations pursuant to this Agreement, the Executive shall be entitled to participate in the Management Incentive Plan and the Long-Term Incentive Plan that is implemented by the Company, subject to the terms and conditions of such plans.

        (c)    EXECUTIVE NON-QUALIFIED DEFINED CONTRIBUTION PLAN. During the term of this Agreement, the Executive shall be entitled to participate in the AGCO Corporation Executive Non-Qualified Defined Contribution Plan (the “DC Plan”), subject to the terms and conditions of the DC Plan.

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        (d)    OTHER BENEFITS. During the term of this Agreement, the Executive shall be entitled to participate in the employee benefit plans and arrangements which are available to senior executive officers of the Company, including, without limitation, group health and life insurance, pension and savings, and the Senior Management Employment Policy, subject to the terms and conditions of such plans and arrangements.

        (e)    FRINGE BENEFITS. The Company shall pay or reimburse the Executive promptly for all reasonable and necessary expenses incurred by him/her in connection with his/her duties hereunder, upon submission by the Executive to the Company of such written evidence of such expenses as the Company may require. Throughout the term of this Agreement, the Company will provide the Executive with the use of a vehicle for purposes within the scope of his/her employment and shall pay, or reimburse Executive for, all expenses for fuel, maintenance and insurance in connection with such use of the automobile. The Company shall make any such reimbursement or payments under this Section 3(e) as soon as administratively practicable following submission of such written evidence of such expenses as the Company may require, but in no event will such reimbursements or payments be made later than the last day of the Executive’s taxable year next following the Executive’s taxable year in which the Executive incurs the expense. The Company further agrees that the Executive shall be entitled to four (4) weeks of vacation in any year of the term of employment hereunder, subject to the terms of the Company’s vacation policy.

        (f)    MODIFICATION OF BENEFITS. Without by implication limiting the foregoing, during the two (2) years following a Change in Control, the Executive’s compensation, including Base Salary, incentive compensation opportunity, DC opportunity, other benefits and fringe benefits shall not be reduced. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated executive officers and management employees. To the extent that the Company is not able to continue life, group health or similar benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately.

        (g)    Notwithstanding the other provisions of this Agreement, all compensation or payments hereunder shall be subject to any “clawback” or similar or obligation required to be implemented by the Company by applicable law or stock exchange rule.

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4.    RESTRICTIVE COVENANTS

        (a)    ACKNOWLEDGMENTS. The Executive acknowledges that as an Executive Officer of the Company (i) he/she frequently will be exposed to certain “Trade Secrets” and “Confidential Information” of the Company (as those terms are defined in Subsection 4(b)), (ii) his/her responsibilities on behalf of the Company will extend to all geographical areas where the Company is doing business, and (iii) any competitive activity on the Executive’s part during the term of his/her employment and for a reasonable period thereafter would necessarily involve his/her use of the Company’s Trade Secrets and Confidential Information and, therefore, would unfairly threaten the Company’s legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, the Executive acknowledges that, in the event of the termination of employment with the Company, he/she would have sufficient skills to find alternative, commensurate work in his/her field of expertise that would not involve a violation of any of the provisions of this Section 4. Therefore, the Executive acknowledges and agrees that it is reasonable for the Company to require him/her to abide by the covenants set forth in this Section 4. The parties acknowledge and agree that if the nature of the Executive’s responsibilities for or on behalf of the Company and the geographical areas in which the Executive must fulfill them materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 4.

        (b) DEFINTIONS.

(i)    “Business of Company” means designing, manufacturing, marketing, and distributing agricultural equipment.

(ii)    “Material Contact” as used in the non-solicitation provision below means personal contact or the supervision of the efforts of those who have personal contact with an existing or potential Customer or Vendor in an effort to further or create a business relationship between the Company and such existing or potential Customer or Vendor.

(iii)    “Confidential Information” means information about the Company, its Executives, and Customers which is not generally known outside of the Company, which the Executive learns of in connection with the Executive’s employment with the Company, and which would be useful to competitors of the Company or potentially harmful to the Company’s reputation. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which the Company hires employees and provides services to its Customers; (3) the nature, origin, composition and development of the Company’s products and services; and (4) the manner in which the Company provides products and services to its Customers.

(iv)    “Trade Secrets” means Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act.

(v)    “Territory” means those countries and areas as more particularly set forth on Exhibit A attached hereto.

        (c)    COVENANT OF CONFIDENTIALITY. During the term of this Agreement, the Executive agrees only to use and disclose Confidential Information in connection with his/her duties hereunder and to otherwise maintain the secrecy of the same. The Executive

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agrees that for a period of five years following the cessation of his/her employment for any reason, he/she shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets of the Company without prior written consent of the Company. The Executive further agrees that if questioned about information subject to this Agreement by anyone not authorized to receive such information, he/she will promptly notify the General Counsel. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure. The Executive will immediately notify the General Counsel if he/she receives any subpoenas which could require the disclosure of Confidential Information, so that the Company may take whatever actions it deems necessary to protect its interests. For the avoidance of doubt, nothing herein shall limit Executive's ability to report violations of law to the Securities and Exchange Commission or other governmental authority or to respond to inquiries from a governmental authority.

        (d)    COVENANT OF NON-COMPETITION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his/her employment for any reason, he/she will not compete with the Business of Company by performing services of the same or similar type as those performed for the Company as an employee, contractor, consultant, officer, director or agent for any person or entity engaged in the Business of Company. Likewise, the Executive will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or Trade Secrets protected from disclosure by Section 4 (c) of this Agreement. This paragraph restricts competition only within the Territory.

        (e)    COVENANT OF NON-SOLICITATION. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his employment for any reason, he/she will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Company from any of the Customers with whom the Executive had Material Contact within the last 18 months of his/her employment with the Company. The Executive further agrees that for a period of twenty-four (24) months following the cessation of employment, he/she will not directly or indirectly solicit or attempt to solicit any Vendors of the Company with whom the Executive had Material Contact during the last 18 months of his employment with the Company to provide services to any person or entity which competes with the Business of Company.

        (f)    COVENANT OF NON-RECRUITMENT. The Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the cessation of his/her employment for any reason, he/she will not directly or indirectly solicit or attempt to solicit any other employee of the Company for the purpose of encouraging, enticing, or causing said employee to voluntarily terminate employment with the Company.

        (g)    COVENANT TO RETURN PROPERTY AND INFORMATION. The Executive agrees to return all of the Company’s property within seven (7) days following the cessation of his/her employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to the Executive, or which the Executive has developed or collected in the scope of his/her employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

        (h)    ASSIGNMENT OF WORK PRODUCT AND INVENTIONS. The Executive hereby assigns and grants to the Company (and will upon request take any actions needed to formally assign and grant to the Company and/or obtain patents, trademark registrations or copyrights belonging to the Company) the sole and exclusive ownership of any and all inventions, information, reports, computer software or programs, writings, technical

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information or work product collected or developed by the Executive, alone or with others, during the term of the Executive's employment. This duty applies whether or not the forgoing inventions or information are made or prepared in the course of employment with the Company, so long as such inventions or information relate to the Business of Company and have been developed in whole or in part during the term of the Executive's employment. The Executive agrees to advise the Company in writing of each invention that Executive, alone or with others, makes or conceives during the term of Executive's employment. Inventions which the Executive developed before the Executive came to work for the Company, if any, are as follows: _____________________________________________________________________.

        (i)    REMEDIES FOR VIOLATION OF RESTRICTIVE COVENANTS. The Executive acknowledges that the Company would suffer irreparable harm if the Executive fails to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, injunctive and other equitable relief and attorneys' fees. The Executive agrees that the pendency of any claim whatsoever against the Company shall not constitute a defense to the enforcement of these restrictive covenants.

        (j)    SEVERABILITY. In the event that any one or more of the provisions of these restrictive covenants shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in these restrictive covenants shall be held to be excessively broad as to duration, activity or subject, the parties authorize the Court in which such action is pending to modify said covenants and enforce them to the extent that the Court deems reasonable.

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    5.    TERMINATION.

        (a)    DEATH. Executive’s employment shall terminate upon the death of the Executive.

        (b)    DISABILITY. Executive’s employment shall terminate upon a finding that the Executive is disabled under the Company’s group long term disability plan.

        (c)    CAUSE. The Company may terminate the Executive’s employment hereunder for Cause by giving written Notice of Termination (as defined in Section 5(e)) to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the conviction of Executive of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by Executive to, any felony; (ii) fraud, misappropriation or embezzlement by Executive; (iii) Executive's willful failure or gross negligence in the performance of the Executive assigned duties for the Company, which failure or negligence continues for more than or was not remedied within thirty (30) calendar days following Executive's receipt of written notice of such willful failure or gross negligence; (iv) Executive's failure to follow reasonable and lawful directives of the Board or his breach of his/her fiduciary duty to the Company, which failure is not remedied within thirty (30) calendar days following Executive's receipt of written notice of such failure; (v) any act or omission of Executive that has a demonstrated and material adverse impact on the Company's business or reputation for honesty and fair dealing, other than an act or failure to act by Executive in good faith and without reason to believe that such act or failure to act would adversely impact on the Company's business or reputation for honesty and fair dealing; or (vi) the breach by Executive of any material term of this Agreement, which breach continues for more than or was not remedied within thirty (30) calendar days following Executive's receipt of written notice of such breach.

        (d)    WITHOUT CAUSE; GOOD REASON.

(i)The Company may terminate the Executive's employment hereunder without Cause, by giving written Notice of Termination to the Executive.
(ii)The Executive may terminate his employment hereunder, by giving written Notice of Termination to the Company. For the purposes of this Agreement, the Executive shall have "Good Reason" to terminate his/her employment hereunder upon certain circumstances, including but not limited to: (a) a substantial reduction in the Executive's aggregate Base Salary and incentive compensation opportunity taken as a whole, excluding any reductions caused by the performance of the Company or the Executive, including but not limited to, the failure by the Executive to achieve performance targets established from time to time by the Board and/or under the Management Incentive Plan or Long Term Incentive Plan or from below budget performance by the Company, or (b) the Company’s failure to make payments of Base Pay and incentive compensation, but only in the case of (a) or (b) upon notice of such reduction or failure given by the Executive within ninety (90) days of the initial existence of the reduction or failure, the subsequent failure of the Company to cure the reduction or failure within thirty (30) days of such notice, and termination of employment by the Executive for Good Reason within sixty (60) days after the Company’s period for curing such reduction or failure has expired.

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        (e)    NOTICE OF TERMINATION. Any termination by the Company pursuant to the Subsections (b), (c) or (d)(i) above or by the Executive pursuant to Subsection (d)(ii) above, shall be communicated by written Notice of Termination from the party issuing such notice to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. A date of termination specified in the Notice of Termination (other than pursuant to Subsection (d)(ii) above) shall not be dated earlier than ninety (90) days from the date such Notice is delivered or mailed to the applicable party (except in the event of notice under Subsection (c), which may specify an earlier termination date) and not later than two (2) years after the initial existence of the failure.

        (f)    OBLIGATION TO PAY. Subject to Sections 6, 16 and 17 below, the Company shall (i) pay the compensation specified in this Subsection 5(f) to the Executive as set forth below for the period specified in this Subsection 5(f), and, except upon termination by the Company for Cause, voluntary termination by the Executive without Good Reason, (ii) if and to the extent the Executive (or Executive's representatives or dependents) timely elects COBRA continuation coverage, pay the Executive, no less frequently than monthly, the cost of COBRA premiums for a period of 18 months or such lesser period as the Executive continues to have COBRA continuation coverage, subject in the case of (i) and (ii) to the same payments by the Executive that the Executive was required to make prior to termination. Notwithstanding the foregoing, the Company shall be entitled to modify the group health benefits provided such modifications are applicable to all similarly situated executive officers and management employees. To the extent that the Company is not able to continue life or group health benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly, that the Executive must incur to obtain such benefits privately. Any other vested benefits or other amounts, including both cash and stock components, which pursuant to the terms of any Company plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including without limitation under the Company’s Long-Term Incentive Plan and DC Plan, will be paid in accordance with terms and conditions of such plans, policies or programs.

If the Executive’s employment shall terminate by reason of death, the estate of the Executive shall be paid (i) an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination) through the end of the third month after the month in which the death of the Executive occurred in a single lump sum and (ii) the Executive’s Base Salary through the date of termination and all reimbursements and bonus amounts accrued or accruable to the Executive through the end of the month in which the death of the Executive occurred, within sixty (60) days after the termination of the Executive’s employment, and the Company shall have no further obligations to the Executive under this Agreement.
If the Executive’s employment is terminated by reason of disability as determined under the Company’s long term disability plan, the Executive or the person charged with legal responsibility for the Executive’s estate shall be paid (i) Executive’s Base Salary through the date of termination and (ii) all reimbursements and bonus amounts accrued to the Executive through the date Executive’s employment is terminated, within sixty (60) days after the termination of the Executive’s employment, and the Company shall have no further obligations to the Executive under this Agreement.
If the Executive’s employment shall be terminated for Cause, or the Executive shall voluntarily resign without Good Reason, the Company shall pay the Executive (i) his Base Salary through the date of termination specified in the Notice of Termination and (ii) all reimbursements accrued to the Executives through the date Executive’s employment is

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terminated (but excluding any bonuses accrued through such date), within sixty (60) days after the termination of the Executive’s employment, and the Company shall have no further obligations to the Executive under this Agreement.

Unless such termination occurs within two (2) years following a Change in Control, if the Executive's employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a “Non-Change in Control Termination”), subject to Sections 6, 16 and 17 below, the Company shall (i) pay Executive’s Base Salary and all reimbursements and bonus amounts accrued through the date of termination within sixty (60) days after the termination of the Executive’s employment, (ii) pay an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination) through the end of the third month after the month in which the death of the Executive occurred in a single lump sum within sixty (60) days after the termination of the Executive’s employment, (iii) continue to pay the Executive an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination) less the amount set forth in clause (ii) hereof in equal semi-monthly installments for a period of one (1) year beginning immediately after the date of such termination (such one (1) year period being referred to hereinafter for purposes of a Non-Change in Control Termination as the "Severance Period"), (iv) continue to provide no less frequently than monthly over the Severance Period Executive’s normal life insurance benefits, and (v) pay the Executive a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year, which bonus or other incentive compensation shall be payable at the time such bonus or other incentive compensation is payable generally under the applicable incentive plans; provided, however, that notwithstanding the foregoing, the Executive shall not be entitled to any severance payments under clauses (ii) and (v) of this sentence that would be payable upon and after reaching age 65. Any payment due to the Executive with respect to clause (v) that is calculated based upon the Company’s Management Incentive Plan shall be reduced by any similar amounts received by the Executive under such plan to prevent duplication of any such payments. To the extent that the Company is not able to continue life benefits as a result of the terms of the applicable plans or insurance policies, the Company shall pay the Executive the cost, no less frequently than monthly during the Severance Period, that the Executive must incur to obtain such benefits privately.

If within two (2) years following a Change in Control the Executive's employment shall be terminated by the Company without Cause or by the Executive for Good Reason (a “Change in Control Termination”), subject to Sections 6, 16 and 17 below, the Company shall (i) pay Executive’s Base Salary and all reimbursements and bonus amounts accrued through the date of termination within sixty (60) days after the termination of the Executive’s employment, (ii) pay an amount equal to the Executive’s Base Salary (at the rate in effect on the date of such termination) through the end of the third month after the month in which the death of the Executive occurred in a single lump sum within sixty (60) days after the termination of the Executive’s employment, (iii) pay the Executive an amount equal to two (2) times the Executive’s Base Salary (at the rate in effect on the date of such termination) less the amount set forth in clause (ii) hereof in a single lump sum within sixty (60) days after the termination of the Executive’s employment, (iv) continue to provide no less frequently than monthly over the two (2) year beginning immediately after the date of such termination (such two (2) year period being referred to hereinafter for purposes of a Change in Control Termination as the "Severance Period") Executive’s normal life insurance benefits, and (v) pay the Executive a pro rata portion of the bonus or other incentive benefits to which the Executive would have been entitled for the year of termination had the Executive remained employed for the entire year which bonus or other incentive compensation shall be payable at the time such bonus or other incentive compensation is payable generally under the applicable incentive plans, plus (vi) pay the Executive a bonus in an amount equal to the three (3) year average of the awards received by the participant during the prior two (2) completed years and the current year’s trend (based upon

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results through the month most recently complete prior to the termination, extrapolated for the complete year) multiplied by two (2) times in a single lump sum within sixty (60) days after the termination of the Executive’s employment. Any payment due to the Executive with respect to clause (v) and (vi) that is calculated based upon the Company’s Management Incentive Plan shall be reduced by any similar amounts received by the Executive under such plan to prevent duplication of any such payments.
For the purposes of this Agreement, the term “Change in Control” shall mean change in the ownership of the Company, change in the effective control of the Company or change in ownership of a substantial portion of the Company’s assets, as described in Section 409A of the Code, including each of the following: (i) a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock); (ii) change in the effective control of the Company occurs on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such Company or a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election of such new directors; or (iii) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the Company.

The Executive shall have no further right to receive any other compensation, benefits or perquisites after the date of termination of employment except as determined under the terms of this Agreement or any applicable employee benefit plans or programs of the Company or under applicable law.

6.    CONDITIONS APPLICABLE TO SEVERANCE PERIOD; MITIGATION OF DAMAGES

        (a)    If during the Severance Period, the Executive breaches his/her obligations under Section 4 above, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Subsection 5(f) and/or require the Executive to return the gross amount of any payments previously received under this Agreement that the Executive was not otherwise entitled to receive.

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        (b)    Although the Executive shall not be required to mitigate the amount of any payment provided for in Subsection 5(f) by seeking other employment, except in the case of a Change in Control Termination, any such payments shall be reduced by any amounts which the Executive receives or is entitled to receive from another employer with respect to the Severance Period. The Executive shall promptly notify the Company in writing in the event that other employment is obtained during the Severance Period.

    7.    NOTICES. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified first-class mail, postage prepaid, addressed:

        in the case of the Company to:

            AGCO Corporation
            4205 River Green Parkway
            Duluth, Georgia 30096
            Attention: General Counsel

        in the case of the Executive to:

            Damon J. Audia
            6372 Lost Woods Lane
Hudson, OH 44236

or to such other address as either party shall designate by giving written notice of such change to the other party.

8.ARBITRATION. Any claim, controversy, or dispute arising between the parties with respect to this Agreement, to the maximum extent allowed by applicable law, shall be submitted to and resolved by binding arbitration. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced. The venue for the arbitration shall be the Atlanta, Georgia offices of the American Arbitration Association. Either party may notify the other party at any time of the existence of an arbitrable controversy by delivery in person or by certified mail of a Notice of Arbitrable Controversy. Upon receipt of such a Notice, the parties shall attempt in good faith to resolve their differences within fifteen (15) days after the receipt of such Notice. Notice to the Company and the Executive shall be sent to the addresses specified in Section 7 above. If the dispute cannot be resolved within the fifteen (15) day period, either party may file a written Demand for Arbitration with the American Arbitration Association’s Atlanta, Georgia Regional Office, and shall send a copy of the Demand for Arbitration to the other party. The arbitration shall be conducted before a panel of three (3) arbitrators. The arbitrators shall be selected as follows: (a) The party filing the Demand for Arbitration shall simultaneously specify his/her or its arbitrator, giving the name, address and telephone number of said arbitrator; (b) The party receiving such notice shall notify the party demanding the arbitration of his/her or its arbitrator, giving the name, address and telephone number of the arbitrator within five (5) days of the receipt of such Demand for Arbitration; (c) A neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator. The arbitrator designated by any party need not be neutral. In the event that any person fails or refuses timely to name his/her arbitrator within the time specified in this Section 8, the American Arbitration Association shall (immediately upon notice from the other party) appoint an arbitrator. The arbitrators thus constituted shall promptly meet, select a chairperson, fix the

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time, date(s), and place of the hearing, and notify the parties. To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled. A majority of the panel shall render an award within ten (10) days of the completion of the hearing, which award may include an award of interest, legal fees and costs of arbitration. The panel of arbitrators shall promptly transmit an executed copy of the award to the respective parties. The award of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction.

Executive initials: /s/ DA                 Company initials: /s/ EH

    9.    NO WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in a writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions of this Agreement at the same or at any prior or subsequent time.

    10.    SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. Neither this Agreement or any rights or obligations of the Executive herein shall be transferable or assignable by the Executive.

    11.    VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The parties intend for each of the covenants contained in Section 4 to be severable from one another.

    12.    SURVIVAL. The provisions of Section 4 hereof shall survive the termination of Executive’s employment and shall be binding upon the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees and the provisions of Section 5 hereof relating to payments and termination of the Executive’s employment hereunder shall survive such termination and shall be binding upon the Company.

    13.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    14.    ENTIRE AGREEMENT. This Agreement constitutes the full agreement and understanding of the parties hereto with respect to the subject matter hereof and all prior or contemporaneous agreements or understandings are merged herein. The parties to this Agreement each acknowledge that both of them and their respective agents and advisors were active in the negotiation and drafting of the terms of this Agreement.

    15.    GOVERNING LAW. The validity, construction and enforcement of this Agreement, and the determination of the rights and duties of the parties hereto, shall be governed by the laws of the State of Georgia.

16.    DEFERRED COMPENSATION PLAN OMNIBUS PROVISIONS.
Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is

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considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with a permissible payment event contained in Section 409A (e.g., death or separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code, to avoid the unfavorable tax consequences provided therein for non-compliance. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a “specified employee” (as defined in Section 409A of the Code) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, any termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. Additionally, to the extent any amounts payable under this Agreement would constitute exempt separation pay if they were to not exceed two times the limit under Section 401(a)(17) of the Code, the amount of the payments that do not exceed two times the limit under Section 401(a)(17) of the Code shall be deemed to be the amounts paid earliest in time.

17.    GOLDEN PARACHUTE PROVISIONS. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments to be made at the latest time shall be modified or reduced first and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

18.    COOPERATION. At the Company's expense, the Executive agrees to cooperate with the Company following the Executive’s termination for any reason to transition the Executive’s duties and responsibilities. At the Company's expense, the Executive also agrees to

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cooperate with the Company in connection with any litigation, investigation or other legal matters involving the Company.

    19.    PARTIES IN INTEREST. Nothing in this Agreement shall be construed to be to the benefit of any third party, nor is it intended that any provision herein shall be for the benefit of any third party.

20.    OTHER CONTRACTUAL OBLIGATIONS. The Executive agrees and covenants that the Executive will not be in violation of any legal or contractual duty to which the Executive is subject, including any restriction on working with a competitor, soliciting certain customers or using or disclosing confidential information or trade secrets, by performing services pursuant to this Agreement. The Executive agrees that, should the Executive be found to have violated a legal or contractual duty as a result of performing services for the Company, the Executive will indemnify and hold harmless the Company for any damages, costs or attorney fees the Company incurs as a result of any legal proceeding, or threats thereof, brought against the Company for the performance of such services by the Executive.

    21.    NOTIFICATION OF NEW EMPLOYER. The Executive agrees that, in the event that the Executive leaves the employment of the Company for any reason, the Executive, for so long as any of the provisions of Section 4 remain applicable, will provide a copy of Section 4 to his new employer and consents to the notification of the Executive’s new employer of the rights and obligations set forth in Section 4.

22.    MODIFICATION AND AMENDMENT. No provision of this Agreement may be modified or amended unless such modification or amendment is approved by the Board and agreed to in a writing signed by the Executive and the Company. No evidence of any purported modification or amendment shall be offered or received in evidence in any proceeding between the parties hereto arising out of or affecting this Agreement or the rights or obligations or any party hereunder, unless such modification or amendment complies with the foregoing.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AGCO CORPORATION

By: /s/ Eric Hansotia

Name:    Eric Hansotia

Title:    Chairman & Chief Executive Officer

Date:    June 13, 2022

EXECUTIVE

By: /s/ Damon J. Audia

Name: Damon J. Audia

Date: June 13, 2022

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Exhibit A

Territory for Purposes of Employment and Severance Agreement

AFGHANISTAN
ALBANIA
ALGERIA
ANGOLA
ANTIGUA AND BARBUDA
ARGENTINA
AUSTRALIA
AUSTRIA
AZORES
BAHRAIN
BANGLADESH
BARBADOS, WEST INDIES
BELGIUM
BENIN
BOLIVIA
BOSNIA
BRAZIL
BULGARIA
BURUNDI
CAMEROON
CANADA
CENTRAL AFRICAN REPUBLIC
CHILE
CHINA
COLOMBIA
CONGO
CONGO, DEM REP
COSTA RICA
CROATIA
CYPRUS
CZECH REPUBLIC
DENMARK
DJIBOUTI
ECUADOR
EGYPT
EL SALVADOR
ESTONIA
ETHIOPIA
FIJI
FINLAND
FRANCE
FRENCH GUIANA
FRENCH POLYNESIA
GABON
GAMBIA
GEORGIA
GERMANY
GHANA
GREECE
GUADELOUPE

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GUATEMALA
GUYANA
HAITI
HONDURAS
HONG KONG
HUNGARY
I.RO. IRAN
ICELAND
INDIA
INDONESIA
IRAQ
IRELAND
ISRAEL
ITALY
IVORY COAST
JAMAICA, WEST INDIES
JAPAN
JORDAN
KAZAKHSTAN
KENYA
KUWAIT
LATVIA
LEBANON
LIBYA
LITHUANIA
LUXEMBOURG
MACEDONIA
MACEDONIA
MADAGASCAR
MALAWI
MALAYSIA
MALI
MARTINIQUE
MAURITIUS
MEXICO
MOROCCO
MOZAMBIQUE
MYANMAR
NEPAL
NETHERLANDS
NEW CALEDONIA
NEW ZEALAND
NIGERIA
NORWAY
OMAN
PAKISTAN
PALESTINE
PAPUA NEW GUINEA
PERU
PHILIPPINES
POLAND
PORTUGAL
PUERTO RICO
QATAR

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REP. OF PANAMA
REP. OF ZAMBIA
ROMANIA
RUSSIA
RWANDA
SAMOA
SAUDI ARABIA
SENEGAL
SERBIA AND MONTENEGRO
SEYCHELLES
SINGAPORE
SLOVAKIA
SLOVENIA
SOLOMON ISLANDS
SOUTH AFRICA
SOUTH KOREA
SPAIN
SRI LANKA
SUDAN
SURINAME
SWEDEN
SWITZERLAND
SYRIA
TAIWAN
TANZANIA
THAILAND
THE DEM. REP. OF THE CONGO
TOGO
TONGA
TRINIDAD AND TOBAGO
TUNISIA
TURKEY
UGANDA
UKRAINE
UNITED ARAB EMIRATES
UNITED KINGDOM
UNITED STATES OF AMERICA
URUGUAY
VIETNAM
ZIMBABWE

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